Exhibit 5.1

[Letterhead of Barnes & Thornburg LLP]

January 15, 2009

Board of Directors
Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360

Re:	Horizon Bancorp Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Horizon Bancorp (the “Company”) in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (“Securities Act”), relating to the offer and sale of: (i) a Warrant to Purchase Common Stock (the “Warrant”) to purchase up to 212,104 shares of common stock of the Company, and (ii) up to 212,104 shares of common stock issuable upon exercise of such Warrant (collectively, the “Securities”), set forth in the Registration Statement. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the following documents: (i) the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, (ii) resolutions adopted by the Board of Directors of the Company, (iii) the Letter Agreement between the Company and the United States Department of the Treasury (“Treasury”) dated December 19, 2008 (the “Letter Agreement”), (iv) the Warrant issued by the Company on December 19, 2008 pursuant to the Letter Agreement, and (v) the Registration Statement. We have not performed any independent investigation other than the document examination described above. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Indiana and, with respect to our opinion in clause (i) in the next paragraph, the laws of the State of New York.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that: (i) the Warrant constitutes the binding obligation of the Company, and (ii) the shares of common stock issuable upon exercise of the Warrant, when exercised, issued and paid for as contemplated in the Warrant, will be validly issued, fully paid and nonassessable.

The opinion expressed in clause (i) of the preceding paragraph is also subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief; (b) no opinion is rendered as to the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies; and (c) no opinion is rendered as to the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights and remedies.

Horizon Bancorp
January 15, 2009

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ BARNES & THORNBURG LLP

BARNES & THORNBURG LLP